As filed with the Securities Exchange Commission on April 28, 1997

                                                       Registration No. 333-____


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     --------------------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                     --------------------------------------

                       KINDER MORGAN ENERGY PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

                               Delaware 76-0380342
                  (State or other jurisdiction (I.R.S. Employer
            of incorporation or organization) Identification Number)


                       Kinder Morgan Energy Partners, L.P.
                        1301 McKinney Street, Suite 3450
                              Houston, Texas 77010
                                 (713) 844-9500

     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                 Thomas B. King
                       Kinder Morgan Energy Partners, L.P.
                        1301 McKinney Street, Suite 3450
                              Houston, Texas 77010
                                 (713) 844-9500

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                    Copy to:

                              George E. Rider, Esq.
                            Morrison & Hecker L.L.P.
                                2600 Grand Avenue
                           Kansas City, Missouri 64108



Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. x
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box.

                         CALCULATION OF REGISTRATION FEE

===========================================================================
   Title of     Amount to be     Proposed       Proposed      Amount of
securities to    registered      maximum        maximum      registration
be registered                    offering      aggregate         fee
                                price per       offering
                                 unit(1)        price(1)
---------------------------------------------------------------------------
 Common Units     860,000         $46.19      $39,723,400     $12,037.40
===========================================================================

(1) Pursuant to Rule 457(c) under the Securities Act, the offering price is estimated, solely for the purpose of determining the registration fee, using the average of the high and low prices reported on the New York Stock Exchange Composite Transactions tape on April 22, 1997.

               --------------------------------------


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


            SUBJECT TO COMPLETION, DATED APRIL 28, 1997

                              860,000 COMMON UNITS
               Representing Limited Partner Interests

                       KINDER MORGAN ENERGY PARTNERS, L.P.






     This Prospectus has been prepared for use in connection with the proposed offering and sale of up to an aggregate of 860,000 Common Units (the "Common Units") representing limited partner interests in Kinder Morgan Energy Partners, L.P. (the "Partnership") by or for the account of the Selling Unitholders referred to herein (the "Selling Unitholders"). See "Selling Unitholders." The Common Units may be sold from time to time by or for the account of the Selling Unitholders in the over-the-counter market, on the New York Stock Exchange ("NYSE") or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, at fixed prices that may be changed or in negotiated transactions at negotiated prices. The Common Units may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the applicable exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions. See "Plan of Distribution."

     The Common Units are traded on the NYSE under the symbol "ENP." On April 22, 1997, the last reported sales price for the Common Units as reported on the New York Stock Exchange Composite Transactions tape was $46 5/8 per Common Unit.

     The Partnership will receive no portion of the proceeds of the sale of the Common Units. The Partnership will pay the costs and expenses of the registration and offering of the Common Units (estimated to be approximately
$59,537.40) other than discounts and commissions. Brokers or dealers participating in this offering may be deemed to be "underwriters" and the compensation received by them may be deemed to be underwriting commissions or discounts. The Partnership has agreed to indemnify the Selling Unitholders and certain other persons, including their agents or underwriters, against certain liabilities, including liabilities under the Securities Act of 1933, and the Selling Unitholders may also agree to indemnify such agents or underwriters against certain of such liabilities. See "Selling Unitholders" and "Plan of Distribution."

     See "Risk Factors" beginning on page 3 for a discussion of the material risks relevant to an investment in the Common Units offered hereby.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.








           The Date of this Prospectus is April ___, 1997

AVAILABLE INFORMATION

     The Partnership has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Partnership and the securities offered by this Prospectus. The Partnership is subject to the information requirements of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the SEC. Such reports and other information are available for inspection and copying at the SEC's public reference facilities located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of such materials may be obtained from the SEC's Public Reference Section at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Common Units are traded on the NYSE, and such reports and other information may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10002. The SEC maintains an Internet Web Site that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of such Internet Web Site is http://www.sec.gov.

     The Partnership will furnish to record holders of Common Units within 120 days after the close of each calendar year, an annual report containing audited financial statements and a report thereon by its independent public accountants. The Partnership will also furnish each Unitholder with tax information within 90 days after the close of each taxable year of the Partnership.

     IN CONNECTION WITH THIS OFFERING, BROKERS OR DEALERS PARTICIPATING IN THE OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON UNITS AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



                       INCORPORATION OF CERTAIN DOCUMENTS

     The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K") and the Partnership's Current Reports on Form 8-K dated April 2, 1997 and April 17, 1997 are hereby incorporated herein by reference.

     The description of the Common Units which is contained in the Partnership's registration statement on Form S-1 (File No. 33-48142) under the Exchange Act filed on June 1, 1992, including any amendment or reports filed for the purpose of updating such description, is incorporated herein by reference.

     All documents filed by the Partnership pursuant to Section 13(e), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Common Units, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Partnership undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Kinder Morgan Energy Partners, L.P., 1301 McKinney Street, Suite 3450, Houston, Texas 77010, Attention: Carol Haskins, telephone (713) 844- 9500.

                                  RISK FACTORS

     An investment in the Common Units offered hereby is speculative and involves a degree of risk. Prior to making an investment decision, prospective investors should carefully consider each of the following risk factors, together with other information set forth elsewhere in the Prospectus or incorporated herein by reference.

Risks Inherent in the Partnership's Business

     Cash Distributions Are Not Guaranteed and Will Fluctuate with Partnership Performance. Although Kinder Morgan, G.P., Inc., the general partner of the Partnership (the "General Partner"), will distribute 100% of the Partnership's Available Cash, as defined in the Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), there can be no assurance regarding the amounts of Available Cash to be generated by the Partnership. The actual amounts of Available Cash will depend upon numerous factors, many of which are beyond the control of the Partnership. In addition, the Partnership Agreement gives the General Partner broad latitude in establishing reserves that impact the amount of Available Cash, because the General Partner may in its reasonable discretion determine amounts that can be set aside as reserves for the proper conduct of the business. As a result of these matters there can be no assurance regarding the actual levels of cash distributions by the Partnership.

     From the formation of the Partnership until September 30, 1997, Enron Corp. ("Enron") agreed to purchase additional partnership interests ("APIs") if necessary to fund a minimum quarterly distribution of $.55 per Common Unit (the "Minimum Quarterly Distribution"). As of April 15, 1997, no APIs have been purchased.  After  September  30,  1997,  Enron's  obligation  to purchase  APIs terminates. Subsequent to this termination, the Partnership's quarterly distribution will be based solely on the amount of Available Cash.

     Assets Securing Debt; Distributions Prohibited During Event of Default. The Partnership has substantial indebtedness and, as a result, significant debt service obligations. As of March 31, 1997, the Partnership had approximately $162 million of indebtedness. The Partnership may in the future incur additional indebtedness in order to finance acquisitions or for general business purposes. The Partnership has granted liens on substantially all of its properties to secure its existing indebtedness. If an event of default occurs, the lenders will have the right to foreclose upon such collateral.

     Although the Partnership believes that the provisions of its existing indebtedness provide it with sufficient flexibility to permit the Partnership to have adequate capital resources and financial liquidity, the Partnership may be prevented by such indebtedness from engaging in certain transactions which might otherwise be considered beneficial to the Partnership, and such provisions may limit or prohibit distributions to Unitholders under certain circumstances. The agreements governing such indebtedness generally require the Partnership to comply with various affirmative and negative covenants, including without limitation, the maintenance of certain financial ratios and restrictions on (i) the incurrence of additional indebtedness; (ii) entering into mergers, consolidations and sales of assets; (iii) making investments; and (iv) granting liens. In addition, the agreements governing the Partnership's indebtedness generally prohibit the Partnership from making cash distributions to Unitholders more frequently than quarterly, from distributing amounts in excess of 100% of available cash for the immediately preceding calendar quarter and from making any distribution to Unitholders if an event of default exists or would exist upon making such distribution. Any additional indebtedness, and any indebtedness incurred to refinance existing indebtedness, may contain similar restrictions.

     The Partnership's $110 million First Mortgage Notes due June 30, 2007 permit the Partnership to prepay such indebtedness only upon payment of a make-whole premium.

     The parent of the General Partner has entered into a credit facility which requires the consent of the lender prior to the issuance of additional Common Units by the Partnership.

     Purchase Option on Cypress Pipeline. Until 2011, the current shipper of natural gas liquids ("NGLs") on the Partnership's Cypress Pipeline (which extends from Mont Belvieu, Texas to Lake Charles, Louisiana) has the right to purchase up to a 50% joint venture interest in such pipeline at a price based on the construction cost of the pipeline, plus adjustments for expansion and other items. The exercise price of this option generally declines throughout the option term. If the option is exercised, the stipulated purchase price paid by the shipper could be significantly less than the Partnership's initial investment in the Cypress Pipeline, and could be less than the Partnership's book value in the proportionate interest in the Cypress Pipeline to be purchased by the shipper. Further, if the option is exercised, the Partnership will continue as the operator of the Cypress Pipeline, although the Partnership and the shipper will be required to negotiate and enter into a joint operating agreement that will specify the terms and conditions of operation of the Cypress Pipeline. Exercise of the option might have a material adverse effect on the Partnership's results of operations or cash flows, thereby limiting the Partnership's ability to make distributions to holders of Common Units.

     The Partnership's Profitability and Distributions to Unitholders Will Depend Upon Transportation and Other Volumes. The Partnership's profitability and its ability to make distributions to Unitholders will depend to a large extent upon (i) volumes of NGLs, refined petroleum products and carbon dioxide ("CO2") that the Partnership's pipelines (the "Liquids Pipelines") transport,
(ii) the volume of coal transloaded and stored by the Partnership's coal transfer and storage facility (the "Cora Terminal") and (iii) volumes of NGLs for fractionation. Transportation volumes for NGLs and related products are affected primarily by the market demand for products in the geographic regions served by the Liquids Pipelines. Volumes for the Cora Terminal depend on the demand for western coal, economic rail transportation from sources of supply and economic barge transportation to delivery points. Because the demand for such products is subject to numerous factors outside the Partnership's control, no assurance can be given regarding future volumes. The Partnership cannot predict the impact of future economic conditions, fuel conservation measures, alternate fuel requirements, governmental regulation or technological advances in fuel economy and energy generation devices, all of which could affect the demand for the transportation of NGLs and other products in the Liquids Pipelines and the handling of storage and coal. Diminished volumes would decrease the Partnership's profits and, consequently, the amount of cash available for distribution to holders of Common Units.

     Uncertain  Regulatory  Standard;  No  Assurance  that  Tariff  Rates Can Be
Maintained or Increased. Although revenues from interstate common carrier transportation on the Liquids Pipelines are determined in accordance with tariffs filed with the Federal Energy Regulatory Commission ("FERC"), competitive conditions will have an impact on the tariffs to be charged by the Partnership. The tariffs are subject to rate regulation by FERC under an "indexing rate" methodology effective January 1, 1995. If the Partnership's tariffs were challenged successfully, the Partnership might ultimately be required to make refunds or reparations to its customers. If the Partnership were required to make such refunds, the amount of cash available for distribution to holders of Common Units would be adversely affected. The Partnership's operations are also subject to the jurisdiction of certain other federal agencies with respect to environmental and safety matters.

     Profitability is Dependent on Certain Major Customers. Major end-users of NGLs transported by the Liquids Pipelines include refinery facilities in the Chicago area and a world-scale petrochemical plant near Lake Charles, Louisiana. A disruption of operations at any of such facilities could adversely affect the Partnership's revenues by reducing the volumes of NGLs transported through the Liquids Pipelines. In addition, four major customers ship approximately 80% of all coal loaded through the Cora Terminal. The Partnership has business interruption insurance to protect itself against losses from reduced volumes of products transported as a result of disrupted operations of the Partnership's assets or of a supplier or end-user because of physical loss or damage. However, there can be no assurance that business interruption insurance will be adequate to cover losses that might result from disruptions of operations. Should the Partnership lose any of its major customers, the Partnership's profitability could be adversely impacted along with its ability to make distributions to holders of Common Units.

     Costs of Conservation, Technology and Environmental Regulation. Increased conservation and technological advances, including installation of improved insulation, the development of more efficient furnaces and other heating devices, and government-imposed fuel economy standards, have slowed the growth in demand for propane, normal butane and natural gasoline. The Partnership's business and operations are subject to federal and state laws and regulations relating to environmental practices. In 1989, the Environmental Protection Agency (the "EPA") enacted rules which imposed new volatility standards for gasoline during the summer months, resulting in a significant decrease in demand for normal butane, a relatively volatile component used in motor gasoline blending. The EPA imposed stricter volatility standards commencing in 1992, which has resulted in a further decrease in demand for normal butane. Although the EPA regulations, as well as the 1990 amendments to the Clean Air Act, have decreased demand for certain NGL products, they have increased the demand for others, such as isobutane, and have presented the Liquids Pipelines with opportunities for additional transportation services. For instance, the Partnership transports excess normal butane produced at Chicago area refineries during the spring and summer to Bushton, Kansas for storage and subsequent redelivery to the upper Midwest during the winter gasoline blending season. The Partnership believes that the decrease in demand for normal butane has not had a material adverse effect on the Partnership's financial condition or results of operations. The Partnership cannot predict the ultimate impact of the EPA standards or the impact of future conservation or environmental measures or technological advances. The costs of conservation, technology and environmental regulation may be significant. The possibility of additional regulation is significant, and such regulation could negatively affect the level of cash available for distribution to holders of Common Units.

     The Partnership believes that its operations and facilities are in general compliance with applicable environmental regulations. However, risks of accidental leaks or spills are associated with NGL fractionation and liquids transportation and coal handling and storage, and there can be no assurance that significant costs and liabilities will not be incurred. Such costs and liabilities could have a detrimental effect on the level of cash available for distribution to Unitholders. Moreover, it is possible that other developments, such as increasingly strict environmental laws and regulations, could result in increased costs and liabilities to the Partnership.

     Competition from Alternative Energy Sources and Feedstocks. Propane competes with electricity, fuel oil and natural gas in the residential and commercial heating market. In the engine fuel market, propane competes with gasoline and diesel fuel. Butanes and natural gasoline used in motor gasoline blending and isobutane used in alkylation compete with alternative products. NGLs used as feedstocks for refineries and petrochemical plants compete with alternative feedstocks. As a result, NGL demand is significantly impacted by the availability and prices of alternative energy sources and feedstocks. Such competition could ultimately result in lower levels of Partnership profits and lower cash distributions to holders of Common Units.

     Demand for Transportation of NGLs and Handling of Coal is Affected by Weather and Economic Conditions. Because residential and commercial customers use propane primarily as a heating fuel, demand for propane fluctuates significantly with seasonal and annual variations in weather patterns. Propane is also used as a fuel for crop drying, and propane demand can vary depending upon weather conditions in agricultural markets.

     The volumes of NGLs transported for use as petrochemical feedstocks or as fuel for industrial or other facilities are affected by the general level of economic activity in the Partnership's market areas as well as national and world economic conditions.

     The demand for coal handled by Cora Terminal is affected by the demand for electricity which is affected by the levels of economic and industrial activity in the areas served by customers of the Cora Terminal as well as other factors such as weather conditions. The ultimate impact of these cyclical weather conditions and global economic fluctuations is to increase or decrease the amount of cash available for distribution to the Unitholders.

     The General Partner Manages and Operates the Partnership. The General Partner manages and operates the Partnership. Holders of Common Units have no right to elect the General Partner on an annual or other continuing basis. If the General Partner voluntarily withdraws, however, its successor may be elected by the holders of a majority of the outstanding Common Units (excluding Common Units owned by the withdrawing General Partner and its affiliates).

     The General Partner may not be removed unless such removal is approved by the vote of the holders of not less than 662/3% of the outstanding Common Units, excluding Common Units owned by the General Partner and its affiliates, provided that certain other conditions are satisfied. Any such removal is subject to the limited partners approving the successor general partner by the same vote required for removing the General Partner and receipt of an opinion of counsel that such removal and the approval of a successor will not result in the loss of the limited liability of any limited partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes. These provisions mean that holders of Common Units only have a limited say in matters affecting the operation of the Partnership and, if such holders are in disagreement with the decisions of the General Partner, they may remove the General Partner only as provided in the Partnership Agreement.

     Kinder Morgan G.P., Inc. has agreed not to withdraw voluntarily as General Partner prior to January 1, 2003 (with limited exceptions) without the approval by the vote of the holders of at least a majority of the outstanding Common Units (excluding for purposes of such determination Common Units owned by the General Partner and its affiliates). The withdrawal or removal of the General Partner as general partner of the Partnership also constitutes withdrawal or removal, as the case may be, as the general partner of Kinder Morgan Operating L.P. "A" ("OLP-A") and Kinder Morgan Operating L.P. "B" ("OLP-B") (collectively, the "Operating Partnerships".)

     The General Partner's Liability to the Partnership and the Holders of Common Units May be Limited; The Partnership Agreement Limits the Liability and Modifies the Fiduciary Duties of the General Partner Under Delaware Law; Purchasers of Common Units Are Deemed to Have Consented to Certain Actions that Might be Deemed Conflicts of Interest. Certain provisions of the Partnership Agreement contain exculpatory language purporting to limit the liability of the General Partner to the Partnership or the Unitholders. For example, the Partnership Agreement provides that:

         (i) borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty of the General Partner to the Partnership or the Unitholders whether or not the purpose or effect thereof is to permit distributions on the Common Units (thereby avoiding purchases of APIs) or to increase incentive distributions to the General Partner;

         (ii) any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash and Cash from Operations contained in the Partnership Agreement will be deemed not to breach any duty of the General Partner to the Partnership or the Unitholders; and

         (iii) in the absence of bad faith by the General Partner, the resolution of conflicts of interest by the General Partner will not constitute a breach of the Partnership Agreement or a breach of any standard of care or duty.

     Provisions of the Partnership Agreement purport to limit the liability of the General Partner to the Partnership and the Unitholders. Such provisions also purport to modify the fiduciary duty standards to which the General Partner would otherwise be subject under Delaware law, under which a general partner owes its limited partners the highest duties of good faith, fairness and loyalty. Such duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction as to which it has a conflict of interest. The Partnership Agreement permits the General Partner to exercise the discretion and authority granted to it thereunder in the management of the Partnership and the conduct of its operations, so long as its actions are in, or not inconsistent with, the best interests of the Partnership. Such modifications of state law standards of fiduciary duty may significantly limit a Unitholder's ability to successfully challenge the actions of the General Partner as being a breach of what would otherwise have been a fiduciary duty, but these modifications are believed to be necessary and appropriate to enable the General Partner to effectively conduct its management duties without undue risk of liability.

     Potential Liability of the Unitholders. Holders of Common Units will not be liable for assessments in addition to their initial capital investment in the Common Units. Under certain circumstances, however, holders of Common Units may be required to repay to the Partnership amounts wrongfully returned or distributed to them. Under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"), a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the Partnership Agreement. The Partnership believes, however, that it is unlikely that amounts would be distributed to limited partners in violation of the Delaware Act.

     The Partnership May Exercise its Limited Call Right. In the event at any time not more than 20% of the issued and outstanding limited partners' interests of any class are held by persons other than the General Partner and its affiliates, the General Partner will have the right, assignable to any of its affiliates or to the Partnership, to purchase all, but not less than all, of the remaining limited partner interests of such class held by such unaffiliated persons, for a price equal to the most recent 20-day average trading price, or the highest purchase price paid by the General Partner or its affiliates to acquire limited partner interests of such class during the prior 90 days, whichever is higher. As a consequence, a holder of such limited partner interests may have his interest purchased even though he may not desire to sell it, or the price paid may be less than the amount the holder would desire to receive upon sale of his limited partner interests.

     The Partnership May Sell Additional Limited Partner Interests, Diluting Existing Unitholders' Interests. The Partnership Agreement authorizes the General Partner to cause the Partnership to issue additional limited partner interests and other equity securities of the Partnership for such consideration and on such terms and conditions as shall be established by the General Partner. Prior to September 30, 1997, the Partnership may not issue (i) an aggregate of more than 3,000,000 additional Common Units or an equivalent amount of other limited partner interests having rights to distributions or in liquidation ranking on a parity with the Common Units or (ii) any other limited or general partner interests (other than APIs) having rights to distributions or in liquidation ranking senior to the Common Units, in either case without the approval of the holders of at least a majority of the outstanding Common Units (excluding Common Units held by the General Partner and its affiliates). After September 30, 1997, there is no restriction under the Partnership Agreement on the ability of the Partnership to issue additional limited or general partner interests. The Partnership has filed a shelf registration statement on Form S-3 registering an additional 3,000,000 Common Units. The net proceeds from the sale of any such Common Units may be used for general business purposes including the repayment of debt, future acquisitions, capital expenditures and working capital.

     Any issuance of additional Common Units or other equity securities of the Partnership would result in a corresponding decrease in the proportionate ownership interest in the Partnership represented by Common Units then outstanding, and such issuance could therefore adversely affect the amount of cash distributed with respect to, and the market price of, Common Units outstanding prior to such issuance. Such additional issuances will also diminish the relative voting strength of the previously outstanding Common Units. The General Partner and its affiliates have certain preemptive rights to acquire additional limited partner interests if the Partnership issues additional limited partner interests.

     Anti-takeover Provisions. The Partnership Agreement provides that any person or group other than the General Partner and its affiliates that acquires beneficial ownership of 20% or more of the Common Units will lose its voting rights with respect to all of its Common Units. This provision is intended to discourage a person or group from attempting to remove Kinder Morgan G.P., Inc. as General Partner or otherwise change management of the Partnership and may diminish the price at which the Common Units will trade under certain circumstances. For example, the provision may make it unlikely that a third party, in an effort to remove the General Partner and take over the management of the Partnership, would make a tender offer for the Common Units at a price above their trading market price.

Conflicts of Interest

     The General Partner and its Affiliates May Have Conflicts of Interest with the Partnership and the Holders of the Common Units. Certain conflicts of interest could arise among the General Partner, KMI and the Partnership. Such conflicts may include, among others, the following situations:

         (i) The Partnership does not have any employees and relies solely on employees of the General Partner and its affiliates, including KMI.

         (ii) Under the terms of the Partnership
     Agreement, the Partnership reimburses the General
     Partner for costs incurred in managing and operating the Partnership.

         (iii) The amount of cash expenditures, borrowings and reserves in any quarter may affect whether or the extent to which there is sufficient Available Cash constituting Cash from Operations to pay quarterly distributions on the Common Units in such quarter or subsequent quarters. Management intends to increase the quarterly distribution from $.63 per Common Unit to $.80 per Common Unit in the second quarter of 1997, however, the ability to meet such increase depends upon the operations of the Partnership and various factors which cannot be guaranteed.

         (iv) Whenever possible, the General Partner intends to limit the liability under contractual arrangements of the Partnership to all or particular assets of the Partnership, with the other party to the contract having no recourse against the General Partner or its assets. The Partnership Agreement provides that any action by the General Partner in so limiting its liability or that of the Partnership will not be deemed to be a breach of its fiduciary duty, even if the Partnership could have obtained more favorable terms without such limitation on liability.

         (v) Under the terms of the Partnership Agreement, the General Partner is not restricted from paying its affiliates for any services rendered on terms fair and reasonable to the Partnership or entering into additional contractual arrangements with any of the affiliates of the General Partner on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner and its affiliates, on the other hand, are or will be the result of arm's-length negotiations.

         (vi) The Partnership Agreement provides that it will not constitute a breach of the General Partner's fiduciary duty if the General Partner exercises its right to call for and purchase limited partner interests as provided in the Partnership Agreement or assigns this right to one of its affiliates or to the Partnership.

Tax Considerations

     Partnership Classification for Federal Income Tax Purposes. Pursuant to IRS Final Regulations 301.7701-1, 301.7702-1 and 301.7701-3, effective January 1, 1997 (the "Check-the-Box Regulations"), an entity in existence on January 1, 1997, will generally retain its current classification for federal income tax purposes. As of January 1, 1997, the Partnership was classified and taxed as a partnership. Pursuant to the Check-the-Box Regulations this prior classification will be respected for all periods prior to January 1, 1997, if (1) the entity had a reasonable basis for the claimed classification; (2) the entity recognized federal tax consequences of any change in classification within five years prior to January 1, 1997; and (3) the entity was not notified prior to May 8, 1996, that the entity classification was under examination. Based on these regulations and certain representations by the General Partner, Morrison & Hecker L.L.P., counsel to KMI, the General Partner and the Partnership, is of the opinion that, under current law, the Partnership will be classified and taxed as a partnership for federal income tax purposes. However, no ruling from the Internal Revenue Service (the "IRS") as to such status has been or will be requested, and the opinion of counsel is not binding on the IRS.

     In  rendering   its  opinion,   counsel  has  relied  on  certain   factual
representations and covenants made by the General Partner including:

         (a) The Partnership will be operated in accordance with (i) all applicable partnership statutes, (ii) the Partnership Agreement and (iii) this Prospectus;

         (b) Except as otherwise required by section 704 of the Code and regulations promulgated thereunder, the General Partner will have an interest in each material item of income, gain, loss, deduction or credit of the Partnership and the Operating Partnerships equal to at least 1% at all times during the existence of the Partnership and the Operating Partnerships.

         (c) The General Partner will maintain a minimum capital account balance in the Partnership and in the Operating Partnerships equal to 1% of the total positive capital account balances of the Partnership and the Operating Partnerships.

         (d) For each taxable year, less than 10% of the gross income of the Partnership and of the Operating Partnerships will be derived from sources other than (i) the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof and naturally occurring carbon dioxide or (ii) other items of "qualifying income" within the meaning of
     Section 7704(d) of the Code.

     Section 7704 of the Code provides that publicly-traded partnerships will, as a general rule, be taxed as corporations. However, an exception (the "Natural Resource Exception") exists with respect to publicly- traded partnerships 90% or more of the gross income of which for every taxable year consists of "qualifying income." "Qualifying income" includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation or marketing of any mineral or natural resource including oil, natural gas or products thereof. Other types of "qualifying income" include interest, dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes "qualifying income." The General Partner has represented that in excess of 90% of the Partnership's gross income will be derived from fees and charges for transporting (through the Liquids Pipelines) NGLs, CO2 and other hydrocarbons, fees from loading coal, dividends from KMNGL and interest. Based upon that representation, Counsel is of the opinion that the Partnership's gross income derived from these sources will constitute "qualifying income."

     If the Partnership fails to meet the Natural Resource Exception (other than a failure determined by the IRS to be inadvertent which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly-formed corporation (on the first day of the year in which it fails to meet the Natural Resource Exception) in return for stock in such corporation, and then distributed such stock to the partners in liquidation of their interest in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at such time, does not have liabilities in excess of the basis of its assets. Thereafter, the Partnership would be treated as a corporation.

     If the Partnership were treated as an association or otherwise taxable as a corporation in any taxable year, as a result of a failure to meet the Natural Resource Exception or otherwise, its items of income, gain, loss, deduction and credit would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed at the entity level at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits), in the absence of earnings and profits as a nontaxable return of capital (to the extent of the Unitholder's basis in his Common Units) or taxable capital gain (after the Unitholder's basis in the Common Units is reduced to zero). Accordingly, treatment of either the Partnership or the Operating Partnerships as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return.

     There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes or otherwise to be subject to entity- level taxation. The Partnership Agreement provides that, if a law is enacted that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity-level taxation for federal income tax purposes, certain provisions of the Partnership Agreement relating to the General Partner's incentive distributions will be subject to change.

     Uncertainty Regarding Certain Allocations. The Partnership Agreement contains certain allocations of profits and losses the validity of which under current law are uncertain and with respect to which counsel is unable to opine. The Partnership believes that these allocations are consistent with industry practice of publicly traded limited partnerships and are intended to achieve uniformity of the Common Units such that each Common Unit has the same intrinsic economic and federal income tax characteristics in all material respects. The IRS may challenge such allocation methods and if such a challenge were to be sustained, the uniformity of the Common Units might be affected.

     Deductibility of Losses. Under the passive loss limitations, losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Unused losses may be deducted when the Unitholder disposes of all of his Common Units in a fully taxable transaction with an unrelated party. Net passive income from the Partnership may be offset by a Unitholder's unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly-traded partnerships.

     Tax Liability Exceeding Cash Distributions or Proceeds from Dispositions of Common Units. A Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on his allocable share of the
Partnership's income, whether or not he receives cash distributions from the Partnership. No assurance can be given that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the
Partnership. Further, a Unitholder may incur tax liability in excess of the amount of cash received.

     Ownership of Common Units by Tax-Exempt Organizations and Certain Other Investors. Investment in Common Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

     Employee benefit plans and most other organizations exempt from federal income tax (including individual retirement accounts and other retirement plans) are subject to federal income tax on unrelated business taxable income. All of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

     Regulated investment companies are required to derive 90% or more of their gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will qualify as such income.

     Non-resident aliens and foreign corporations, trusts or estates which acquire Units will be considered to be engaged in business in the United States on account of ownership of Units and as a consequence will be required to file federal tax returns in respect of their distributive shares of Partnership income, gain, loss, deduction or credit and pay federal income tax at regular rates on such income. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under procedural guidelines applicable to publicly-traded partnerships, the Partnership (or a broker holding Common Units in street name)
has  elected   instead  to  withhold  at  the  rate  of  39.6%  on  actual  cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the transfer agent of the Partnership on a Form W-8 in order to obtain credit for the taxes withheld. Subsequent adoption of Treasury Regulations or the issuance of other administrative pronouncements may require the Partnership to change these procedures.

     Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a Unitholder may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's earnings and profits (as adjusted for changes in the foreign corporation's "U.S. net equity") which are effectively connected with the conduct of a United States trade or business. Such a tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a "qualified resident."

     Assuming that the Units are regularly traded on an established securities market, a foreign Unitholder who sells or otherwise disposes of a Unit and who has not held more than 5% in value of the Units at any time during the five-year period ending on the date of the disposition will not be subject to federal income tax on gain realized on the disposition that is attributable to real property held by the Partnership, but (regardless of a foreign Unitholder's percentage interest in the Partnership or whether Units are regularly traded) such Unitholder may be subject to federal income tax on any gain realized on the disposition that is treated as effectively connected with a United States trade or business of the foreign Unitholder. A foreign Unitholder will be subject to federal income tax on gain attributable to real property held by the Partnership if the holder held more than 5% in value of the Units during the five-year period ending on the date of the disposition or if the Units were not regularly traded on an established securities market at the time of the disposition.

     Tax Shelter Registration; Potential IRS Audit. The Partnership is registered with the IRS as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profit interest in the Partnership to participate in the income tax audit process have been substantially reduced. Further, any adjustments in the Partnership's returns will lead to adjustments in the Unitholders' returns and may lead to audits of the Unitholders' returns and adjustments of items unrelated to the Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return.

                      THE PARTNERSHIP

     Kinder Morgan Energy Partners, L.P. (the "Partnership", formerly Enron Liquids Pipeline, L.P.), was formed as a Delaware limited partnership in August 1992.Effective February 14, 1997, Kinder Morgan, Inc. ("KMI") acquired all of the issued and outstanding stock of Enron Liquids Pipeline Company, the general partner, from Enron Liquids Holding Corp. ("ELHC"). At the time of the acquisition, the general partner and the Partnership's subsidiaries were renamed as follows: Kinder Morgan G.P., Inc. (the "General Partner", formerly Enron Liquids Pipeline Company); Kinder Morgan Operating L.P. "A" ("OLP-A", formerly Enron Liquids Pipeline Operating Limited Partnership); Kinder Morgan Operating L.P. "B" ("OLP- B", formerly Enron Transportation Services, L.P.); and Kinder Morgan Natural Gas Liquids Corporation ("KMNGL", formerly Enron Natural Gas Liquids Corporation).
The address of the Partnership was changed to 1301 McKinney Street, Suite 3450, Houston, Texas 77010. The new telephone number of the Partnership is (713) 844-9500.

     The Partnership is primarily engaged in the operation of interstate pipelines used to transport natural gas liquids ("NGLs"), refined products and carbon dioxide ("CO2"). The Partnership also owns and operates a coal transfer facility and is involved in NGL fractionation.

     The Partnership operates through two operating limited partnerships, OLP-A and OLP-B (collectively, the "Operating Partnerships"). Kinder Morgan G.P., Inc. is a wholly owned subsidiary of KMI and serves as the sole general partner of the Partnership, OLP-A and OLP-B.

                    SELLING UNITHOLDERS

     Of the 860,000 Common Units that may be offered and sold pursuant to this Prospectus 429,000 Common Units are held as of the date of this Prospectus by First Union Investors, Inc. ("FUI"), a wholly- owned subsidiary of First Union Corporation ("First Union") (which may also be deemed to be the beneficial owner of such Common Units), and constitute all of the Common Units beneficially owned by First Union, FUI, and other subsidiaries of First Union as of the date of this Prospectus (except for Common Units held from time to time by banking subsidiaries of First Union in fiduciary capacities in the ordinary course of business, as to which beneficial ownership is disclaimed). Such Common Units also constitute approximately 6.6% of the outstanding Common Units as of such date. These Common Units will be offered and sold hereunder by or for the account of one or more of First Union, FUI and other subsidiaries of First Union to which the Common Units may be transferred prior to sale (collectively, the "First Union Selling Unitholders").

     FUI acquired its Common Units from the General Partner pursuant to a Unit Purchase Agreement dated February 14, 1997. In connection with such acquisition, FUI obtained rights to have such Common Units registered under the Securities Act pursuant to a Unit Registration Rights Agreement dated February 14, 1997 with the General Partner and the Partnership, pursuant to which the Partnership undertook to file the Registration Statement of which this Prospectus is a part and take certain other actions to effect the registration of the Common Units. Under the Unit Registration Rights Agreement and an Indemnity and Contribution Agreement between FUI and the Partnership entered into pursuant thereto, the Partnership agreed to pay substantially all of the costs and expenses of the registration and offering and to indemnify First Union, FUI, First Union's subsidiaries, certain related parties, and their agents and any persons acting as underwriters in connection with this offering against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution".

     First Union is an equity investor in KMI (parent of the General Partner) and owns 2,646 shares (24.9%) of KMI's outstanding common stock, of which 2,541 shares are nonvoting shares and 105 shares are voting shares (constituting 2% of the voting shares outstanding). First Union has also agreed to make additional capital contributions to KMI under a performance-based formula based upon appreciation in the market value of the Common Units.

     First Union National Bank of North Carolina ("FUNB"), a national bank and wholly-owned (except for directors' qualifying shares) subsidiary of First Union, extends credit to, and may from time to time have other banking relationships with, the Partnership and its affiliates in the ordinary course of its commercial banking business. In connection with such extensions of credit, all of the Common Units held by the General Partner (431,000 Common Units) have been pledged to FUNB, as agent for itself and other lenders, to secure indebtedness to FUNB and the other lenders. FUNB does not have the power prior to default to vote or dispose of, or direct the vote or disposition of, the pledged securities (and no such default has been declared as of the date of this Prospectus).

     The 431,000 Common Units held by the General Partner constitute the remainder of the Common Units that may be offered and sold pursuant to this Prospectus. Such Common Units constitute approximately 6.6% of the outstanding Common Units as of such date. These Common Units will be offered and sold hereunder by or for the account of the General Partner. The General Partner and the First Union Selling Unitholders are collectively referred to as the "Selling Unitholders". Pursuant to the Partnership Agreement, the Partnership has agreed to pay substantially all of the costs and expenses of registration and offering and to indemnify the General Partner and its agents and any persons acting as underwriters in connection with this offering against certain liabilities, including liabilities under the Securities Act. See "Plan of Distribution".

     The Selling Unitholders may sell some, all or none of the Common Units hereunder; consequently, the number and percentage of the Common Units to be beneficially owned by the Selling Unitholders after the offering hereunder cannot be determined, but the sale of all of the Common Units hereunder would effect the disposition of all of the Common Units now beneficially owned by the Selling Unitholders.

                                USE OF PROCEEDS

     The Partnership will receive no portion of the proceeds of the sale of the Common Units.

                              PLAN OF DISTRIBUTION

     The Common Units may be sold from time to time by or for the account of the Selling Unitholders in the over-the-counter market, on the NYSE or otherwise, at prices and on terms then prevailing or at prices related to the then current market price, at fixed prices that may be changed or in negotiated transactions at negotiated prices. The Common Units may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the applicable exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions. In effecting sales, brokers or dealers engaged by the Selling Unitholders may arrange for other brokers or dealers to participate in the sales. In addition, any Common Units covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     In connection with the distribution of the Common Units, the Selling Unitholders may enter into hedging transactions with brokers or dealers. In connection with such transactions, brokers or dealers may engage in short sales of the Common Units in the course of hedging the positions they assume with the Selling Unitholders. The Selling Unitholders may also enter into option or other transactions with brokers or dealers which require the delivery to the broker or dealer of the Common Units, which the broker or dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Unitholders may also loan or pledge the Common Units to a broker or dealer, and the broker or dealer may sell the Common Units so loaned or, upon a default, effect sales of the Common Units so pledged, pursuant to this Prospectus.

     The Selling Unitholders may effect such transactions by selling Common Units through brokers or dealers, and such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Unitholders (which may or may not exceed those customary in the types of transactions involved). The Selling Unitholders and any brokers or dealers that participate in the distribution of the Common Units may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profit on the sale of Common Units by it and any commissions, discounts or concessions received by any such broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Partnership has agreed to indemnify the Selling Unitholders, their officers, directors, controlling persons, and agents, and any person acting as an underwriter in connection with the offering and sale of the Common Units, against certain liabilities, including liabilities arising under the Securities Act, and the Selling Unitholders also may agree to indemnify any such agent or underwriter against certain of such liabilities. The Partnership will pay all costs and expenses of the registration and offering of the Common Units, other than discounts and commissions, and other than costs incurred after six months from the effectiveness of the registration of the Common Units that are required to maintain the effectiveness of such registration beyond such six months.

                          VALIDITY OF THE COMMON UNITS

     The validity of the Common Units is being passed upon by Morrison & Hecker L.L.P., 2600 Grand Avenue, Kansas City, Missouri 64108-4606, as counsel for the Partnership.

                                    EXPERTS

     The   consolidated   financial   statements  of  the  Partnership  and  its
subsidiaries and the financial statements of Mont Belvieu Associates incorporated in this Prospectus by reference to the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 have been audited by Arthur Andersen & Co. LLP, as stated in their report, which is also incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The balance sheet of the General Partner as of February 14, 1997, included in this Prospectus, has been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            KINDER MORGAN G.P., INC.

                                  BALANCE SHEET

                                FEBRUARY 14, 1997

             REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholder of Kinder Morgan G.P., Inc.


In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Kinder Morgan G.P., Inc. (the General Partner), a wholly-owned subsidiary of Kinder Morgan Inc. at February 14, 1997, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the General Partner's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP
Houston, Texas
April 24, 1997

                            KINDER MORGAN G.P., INC.
               (a wholly-owned subsidiary of Kinder Morgan, Inc.)

                                 BALANCE SHEET

                               FEBRUARY 14, 1997



                          Assets

Current assets - receivable from Partnership       $    801,773
Debt issue costs                                        165,285
Investment in partnership                            21,744,981
                                                   ------------

                                                   $ 22,712,039
                                                   ============

                  Liabilities and Equity


Current liabilities - accounts payable to KMI      $    967,058
Long-term debt                                       15,000,000
                                                   ------------
     Total liabilities                               15,967,058
                                                   ------------
Common stock, $10 par value, authorized, issued and
    outstanding 1,000,000 shares                      6,744,981
                                                   ------------
     Total equity                                     6,744,981
                                                   ------------
Commitments and contingencies (Note 4)

                                                   $ 22,712,039
                                                   ============




















The accompanying notes are an integral part of this statement

KINDER MORGAN G.P., INC.
    (a wholly-owned subsidiary of Kinder Morgan, Inc.)

                             NOTES TO BALANCE SHEET

NOTE 1 - ORGANIZATION:

Effective February 14, 1997, Kinder Morgan Inc. (KMI) acquired all of the issued and outstanding stock of Enron Liquids Pipeline Company (ELPC), and ELPC was renamed Kinder Morgan G.P., Inc. (the General Partner). The General Partner owns approximately 8.6% of Kinder Morgan Energy Partners, LP (the Partnership). The ownership interest consists of a 2% General Partner interest and 431,000 common units of the Partnership.

KMI's acquisition of the General Partner was accounted for under the purchase method of accounting and reflects the pushdown of the debt incurred in connection with the acquisition of the General Partner. The purchase price of the General Partner was approximately $21,745,000. The collateral on the debt incurred in connection with the acquisition consists of pledges of the stock of the general partner and the general partner's assets. Accordingly, the accompanying balance sheet reflects KMI's basis in the assets acquired and the debt incurred in the acquisition (Note 3). This pushdown results in common stock reflected at below par value. The General Partner's equity in the earnings of the Partnership will be recorded beginning February 14, 1997.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The following significant accounting policies are followed by the General Partner in the preparation of the balance sheet.

Use of estimates

The preparation of the balance sheet in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Debt issue-costs

Debt issue costs are amortized over the term of the financing for which they were incurred.

Investment in Partnership

The General Partner's investment in the Partnership is accounted for under the equity method. At February 14, 1997, the General Partner's investment in the Partnership exceeded its share of the underlying equity in the net assets of the Partnership by approximately $12,000,000. This excess will be amortized on a straight- line basis over a period which approximates the useful lives of the Partnership's assets ranging from 2.5% to 12.5%.

Income taxes

The General Partner is included in KMI's consolidated federal income tax return. Income taxes for the General Partner are reported as if it had filed on a separate return basis. As of February 14, 1997, the book value of assets and liabilities of the General Partner approximate their tax bases.

NOTE 3 - LONG-TERM DEBT:

On February 14, 1997, KMI entered into a borrowing agreement with First Union National Bank (First Union) in connection with the acquisition of the common stock of the General Partner. Pursuant to this agreement, KMI issued two notes in the aggregate amount of $15,000,000. These notes bear interest, at KMI's option, at either First Union's Base Rate plus one half of one percent or LIBOR plus 2.5%. The notes are payable August 31, 1999. At February 14, 1997, the carrying amounts of KMI's debt approximated fair value.

The borrowing agreement also provides for a credit facility, expiring in November 1997, for borrowings up to $10,900,000 to support the Partnership's guarantee of a minimum quarterly distribution (Note 4, Commitments and Contingencies - Minimum Quarterly Distribution). At February 14, 1997, there were no amounts outstanding under this facility. KMI is required to pay a facility fee of 0.625% per annum on the unused balance of the credit facility.

NOTE 4 - COMMITMENTS AND CONTINGENCIES:

Litigation

The General Partner, in the ordinary course of business, is a defendant in various lawsuits relating to the Partnership's assets. Although no assurance can be given, the General Partner believes, based on its experience to date, that the ultimate resolution of such items will not have a material adverse impact on the General Partner's financial position.

The General Partner is a defendant in a suit filed on September 12, 1995 by the state of Illinois (the State). The suit seeks civil penalties and an injunction based on five counts of environmental violations for events relating to a September 1994 fire that occurred at a storage field belonging to the Partnership, The fire occurred when a sphere containing natural gasoline overfilled and released product which ignited. There were no injuries and no damage to property, other than Partnership property. The suit seeks civil penalties in the stated amount of up to $50,000 each for three counts of air and water pollution, plus $10,000 per day for any continuing violation. The state also seeks an injunction against future similar events. On August 29, 1996, the Illinois Attorney General's office proposed a settlement in the form of a consent decree that would require the Partnership to implement several fire protection recommendations, pay a $100,000 civil penalty and pay a $500 per day penalty if established deadlines for implementing the recommendations are not met. The Partnership has made a settlement offer to the State and settlement negotiations are ongoing. If attempts at settlement are unsuccessful, the General Partner will vigorously defend itself and the Partnership against the charges. Although no assurance can be given, the General Partner believes that the ultimate resolution of this matter will not have a material adverse effect on its financial position or results of operations.

On December 10, 1996, the U.S. Department of Transportation (DOT) issued to the General Partner a notice of eight probable violations of federal safety regulations in connection with the aforementioned fire. The DOT proposed a civil penalty of $90,000. The General Partner is currently in the process of responding to the notice, but believes the alleged violations and proposed fine will not have a material impact on the General Partner.

It is expected that the Partnership will reimburse the General Partner for any liability or expenses incurred in connection with these legal proceedings.

Environmental

The operations of the Partnership are subject to federal, state and local laws and regulations relating to protection of the environment. The Partnership believes that its operations and facilities are in general compliance with applicable environmental regulations. The Partnership has an ongoing environmental audit and compliance program. Risks of accidental leaks or spills are, however, associated with fractionation of NGLs, transportation of NGLs and refined petroleum products, the handling and storage of coal, the processing of gas, as well as the truck and rail loading of fractionated products. There can be no assurance that significant costs and liabilities will not be incurred, including those relating to claims for damages to property and persons resulting from operation of the Partnership's businesses. Moreover, it is possible that other developments, such as increasingly strict environmental laws and regulations and enforcement policies thereunder, could result in increased costs and liabilities to the Partnership.

Minimum quarterly distribution

Through November 1997, the General Partner has agreed to contribute cash if the Partnership is unable to meet a minimum quarterly distribution of $0.55 per unit. KMI has arranged for the credit facility described above (Note 3) as support for this guarantee.

NOTE 5 - RELATED PARTY TRANSACTIONS:
Receivable from Partnership
The receivable from Partnership represents primarily general and administrative expenses and prepaid distributions paid to the prior owner of ELPC. Pursuant to the Partnership agreement, these costs are reimbursable by the Partnership.

Payable to KMI

The payable to KMI is the results of KMI's payment to the prior owner of ELPC of items discussed above, as well as debt issue costs incurred by KMI.

Partnership distributions

The General Partner owns 431,000 common units of the Partnership, representing approximately 6.6% of the common units. The Partnership Agreements provide for incentive distributions payable to the General Partner out of the Partnership's available cash in the event that quarterly distributions to Unitholders exceed certain specified targets. In general, subject to certain limitations, if a quarterly distribution to Unitholders exceeds a target of $0.605 per unit, the General Partner will receive incentive distributions equal to (1) 15% of the portion of the quarterly distribution per unit that exceeds $0.605 per unit but is not more than $0.715, plus (2) 25% of that portion of the quarterly distribution per unit that exceeds the quarterly distribution amount of $0.715 but is not more than $0.935, plus (3) 50% of that portion of the quarterly distribution per unit that exceeds $0.935.

NOTE 6 - CONCENTRATION OF RISK:

A substantial portion of the Partnership's revenues is derived from transportation services to oil and gas refining and marketing companies in the Midwest. This concentration could affect the Partnership's overall exposure to credit risk inasmuch as these customers could be affected by similar economic or other conditions. However, management believes that the Partnership is exposed to minimal credit risk. The Partnership generally does not require collateral for its receivables.

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Partnership or the Selling Unitholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that the information contained herein is correct as of any time subsequent its date.





                                ----------------




                                TABLE OF CONTENTS

                                                       Page

Available Information...................................  2

Incorporation of Certain Documents......................  2

Risk Factors............................................  3

The Partnership......................................... 11

Selling Unitholders..................................... 12

Use of Proceeds......................................... 13

Plan of Distribution.................................... 13

Validity of Common Units................................ 13

Experts..................................................14

Balance Sheet of General Partner.........................15

                              86,000 Common Units
                     Representing Limited Partner Interests









                                 KINDER MORGAN
                             ENERGY PARTNERS, L.P.









                             ---------------------


                                   PROSPECTUS


                                 April ___, 1997


                             ----------------------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following sets forth the estimated expenses and costs expected to be incurred in connection with the issuance and distribution of the securities registered hereby. All of such costs will be borne by the Partnership.

     Securities and Exchange Commission registration fee .............$12,037.40
     Printing.........................................................$15,000.00
     Legal fees and  expenses ........................................$12,500.00
     Accounting fees and expenses.....................................$10,000.00
     Miscellaneous....................................................$10,000.00
       Total..........................................................$59,537.40
                                                                       =========


Item 15. Indemnification of Directors and Officers

     The Partnership Agreement provides that the Partnership will indemnify any person who is or was an officer or director of the General Partner or any departing partner, to the fullest extent permitted by law. In addition, the Partnership may indemnify, to the extent deemed advisable by the General Partner and to the fullest extent permitted by law, any person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any departing partner as an officer or director of the General Partner, a Departing Partner or any of their Affiliates (as defined in the Partnership Agreement) ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an officer or director or a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the Partnership and the General Partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse the General Partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such person to indemnify such person against such liabilities under the provisions described above.

Item 16. Exhibits

     *3.1      Amended and Restated Agreement of Limited
               Partnership of Enron Liquids Pipeline,
               L.P.  (Exhibit 3.1 to the Partnership's Annual
               Report on Form 10-K for the year ended December
               31, 1993 ("1993 10-K")

     *3.2 First Amendment to Amended and Restated Agreement of Limited Partnership of Enron Liquids Pipeline, L.P. effective as of August 6, 1992 (Exhibit 3.2 to the Partnership's Annual Report on Form 10-K for the year ended December 31, 1992)

     *3.3      Second Amendment to Amended and Restated
               Agreement of Limited Partnership of Enron Liquids
               Pipeline, L.P. effective as of September 30, 1993
               (Exhibit 3.3 to 1993 10-K)

     *3.4      Third   Amendment  to  Amended  and   Restated   Agreement  of
               Limited Partnership dated as of February 14, 1997 dated February 14, 1997)(Exhibit 4.0 to the Partnership's Form
               8-K Report dated  February 14, 1997)

     *4.1      Form of Certificate representing Common Units.
               (Exhibit 4.1 to the Partnership's Amendment No. 2
               to the S-1 Registration Statement filed July 30,
               1992)

     4.2 Common Unit Registration Rights Agreement dated as of February 14, 1997, between Kinder Morgan
               G.P., Inc., Kinder Morgan Energy Partners, L.P.
               and First Union Investors, Inc.

     4.3 Indemnity and Contribution Agreement dated as of April 28, 1997, between Kinder Morgan Energy
               Partners, L.P. and First Union Investors, Inc.

     5 Opinion of Morrison & Hecker L.L.P. as to the legality of the securities registered hereby

     8 Opinion of Morrison & Hecker L.L.P. as to tax matters

     24.1      Consent of Morrison & Hecker L.L.P. (included in
               Exhibits 5 and 8)

     24.2      Consent of Arthur Anderson & Co. LLP

     24.3      Consent of Price Waterhouse LLP

     25        Power of Attorney (included on signature page)

------------------------

     * Asterisk indicates exhibits incorporated by reference as indicated; all other exhibits are filed herewith.


Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         i)   To include any prospectus required by section 10(a)(3) of the Act;

         ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (1)(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference into the Registration Statement;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the Common Units which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 28, 1997.


                  KINDER MORGAN ENERGY PARTNERS, L.P.
                  (A Delaware Limited Partnership)
                  By: KINDER MORGAN G.P., INC.
                  as General Partner


                  By: /s/ Richard D. Kinder
                  ______________________________
                  Richard D. Kinder
                  Chairman of the Board and CEO


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Kinder, William V. Morgan and Thomas B. King his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Name               Title                Signature               Date


Richard D. Kinder   Chairman of the      /s/ Richard D. Kinder   April 28, 1997
                    Board and Chief      _____________________
                    Executive Officer
                    of Kinder Morgan
                    G.P., Inc.

William V. Morgan   Director and Vice    /s/ William V. Morgan   April 28, 1997
                    Chairman of Kinder   _____________________
                    Morgan G.P., Inc.

Alan L. Atterbury   Director of Kinder   /s/ Alan L. Atterbury   April 28, 1997
                    Morgan G.P., Inc.    _____________________

Edward O. Gaylord   Director of Kinder   /s/ Edward O. Gaylord   April 28, 1997
                    Morgan G.P., Inc.    _____________________

Thomas B. King      Director, President  /s/ Thomas B. King      April 28, 1997
                    and Chief Operating  __________________
                    Officer of Kinder
                    Morgan G.P., Inc.

Thomas P. Tosoni    Chief Financial      /s/ Thomas P. Tosoni    April 28, 1997
                    Officer of Kinder    ____________________
                    Morgan G.P., Inc.

David G. Dehaemers  Treasurer (Chief     /s/ David G. Dehaemers  April 28, 1997
                    Accounting Officer)  ______________________
                    of Kinder Morgan
                    G.P., Inc.

                     INDEX TO EXHIBITS

                                               Sequentially
Exhibit                                          Numbered
Number                                              Page
--------------------------------------------------------

*3.1 Amended and Restated Agreement of Limited
     Partnership of Enron Liquids Pipeline, L.P.
     (Exhibit 3.1 to the Partnership's Annual
     Report on Form 10-K for the year ended
     December 31, 1993 ("1993 10-K")

*3.2 First Amendment to Amended and Restated
     Agreement of Limited Partnership of Enron
     Liquids Pipeline, L.P. effective as of
     August 6, 1992 (Exhibit 3.2 to the
     Partnership's Annual Report on Form 10-K for the year ended December 31, 1992)

*3.3 Second Amendment to Amended and Restated
     Agreement of Limited Partnership of Enron
     Liquids Pipeline, L.P. effective as of
     September 30, 1993 (Exhibit 3.3 to 1993 10-K)

*3.4 Third  Amendment to Amended and Restated
     Agreement of Limited  Partnership dated
     as of February 14, 1997 dated  February 14,
     1997) (Exhibit 4.0 to the Partnership's
     Form 8-K Report dated February 14, 1997)

*4.1 Form of Certificate representing Common
     Units.  (Exhibit 4.1 to the Partnership's
     Amendment No. 2 to the S-1 Registration
     Statement filed July 30, 1992)

4.2 Common Unit Registration Rights Agreement dated as of February 14, 1997, between Kinder Morgan G.P., Inc., Kinder Morgan
     Energy Partners, L.P. and First Union
     Investors, Inc.

4.3 Indemnity and Contribution Agreement dated as of April 28, 1997, between Kinder Morgan Energy
     Partners, L.P. and First Union Investors, Inc.

5 Opinion of Morrison & Hecker L.L.P. as to the legality of the securities registered hereby

8 Opinion of Morrison & Hecker L.L.P. as to tax matters

24.1 Consent of Morrison & Hecker L.L.P.
     (included in Exhibits 5 and 8)

24.2 Consent of Arthur Anderson & Co. LLP

24.3 Consent of Price Waterhouse LLP

25   Power of Attorney (included on signature
         page)

------------------------

     * Asterisk indicates exhibits incorporated by reference as indicated; all other exhibits are filed herewith.